Exhibit 10.2

April 17, 2013

AMENDED AND RESTATED CONVERTIBLE PROMISSORY NOTE

This Amended and Restated Convertible Promissory Note replaces and extinguishes the previously executed Convertible Promissory Notes (All Terms and Conditions) dated January 12, 2011 and March 1, 2011.  Attachment A is attached.

THEREFORE, FOR VALUE RECEIVED the undersigned, promises to pay to Casprey Capital Corp., a New York Corporation, (the “Holder”) the principal sum as calculated and accrued pursuant to the aggregate of the previously issued promissory notes listed on Attachment A herein, that hereby amended and restated in each of the notes entirety, at the rate of eight percent(8%) per annum on the unpaid balance until paid or until default, both principal and interest payable in lawful money of the United States of America, at 161 Liberty Avenue, Staten Island, New York 10305, or at such place as the legal holder hereof may designate in writing.  It is understood and agreed that additional amounts may be advanced by the Holder hereof and such advances will be added to the principal of the Convertible Promissory Note (the Note) and will accrue interest at the above specified rate of interest from the date of advance until paid.  Such and advance will be added to this Note by the Holder and the Maker both acknowledging the advance by executing the Acknowledgement of Advance Form as shown on Attachment B herein.  Each fully executed Acknowledgement of Advance Form shall be attached to this Note and shall become a part thereto.  Notwithstanding anything to the contrary herein, the Holder may elect, payment of the principal and /or interest, owed pursuant to this Note by requesting the Maker to issue or exchange to or with the Holder, or his assigns the number of Common Stock shares of the Maker.  The Maker has agreed to allow the Holder to convert the shares at a Fixed Price of .0001, due to lack of liquidity and marketability of the Maker’s common stock.  However, the Holder shall not have the right and the Maker shall not have the obligation, to convert all or any portion of the Convertible Promissory Note if and to the extent that the issuance to the Holder of shares of the Maker’s Common Stock upon such conversion would result in the Holder being deemed the beneficial owner of the more than 4.99% of the then outstanding shares of Common Stock within  the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated there under.  The Holder may elect payment of the principal of this Note, before any repayment of interest.  For purposes of determining the holding period of this Note under Rule 144 of the regulations promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended, Attachment A shall serve as evidence of the original issuance date of each advance for purposes of determining the holding period under Rule 144.

Unless otherwise provided, this Note may be prepaid in full or in part at any time without penalty or premium.  Partial prepayments shall be applied to installments due in reverse order of their maturity.

In the event of (a) default in payment of any installment of principal or interest hereof as the same becomes due and such default is not cured within ten (10) days from the due date, or (b) default under the terms of any instruments securing this Convertible Promissory Note, and such default is not cured within fifteen (15) days after written notice to maker, then in either such event the Holder may, without further notice, declare the remainder of the principal sum, together with all interest accrued thereon, and the prepayment premium, if any, at once due and payable.  Failure to exercise this option shall not constitute a waiver of the right to exercise the same at any other time.  The unpaid principal of this Note and any part thereof, accrued interest and all other sums due under this Convertible Promissory Note shall bear interest at the rate of prime plus 2 percent per annum after default until paid.
All parties to this Note, including maker and any sureties, endorsers, or guarantors, hereby waive protest, presentment, notice of dishonor, and notice of acceleration of maturity and agree to continue to remain bound for the payment of principal, interest, and all other sums due under this Note, notwithstanding any change or changes by way of release, surrender, exchange, modification or substitution of any security for this Note or by way of any extension or extensions of time for the payment of principal and interest: and all such parties waive all and every kind of notice of such change or changes and agree that the same may be made without notice consent of any of them.

Upon default. The Holder of this Note may employ an attorney to enforce the Holder’s rights and remedies and the maker, principal, surety, guarantor and endorsers of this Convertible Promissory Note hereby agree to pay to the Holder reasonable attorneys fees, plus all other reasonable expenses incurred by the Holder in exercising any the Holder’s right and remedies upon default.  The failure to exercise any such right or remedy shall not be a waiver or release of such rights or remedies or the right to exercise any of them at another time.

This Convertible Promissory Note is to be governed and construed in accordance with the laws of the State of New York.

IN TESTIMONY WHEREOF, each corporate maker has caused this instrument to be executed in its corporate name by its President, and its corporate seal to be hereto affixed, all by order of its Board of Directors first duly given, the day and year first written above:

Maker	Holder
Vitamin Blue Inc., Delaware Corp	Casprey Capital Corp
1005 West 18 Street	161 Liberty Avenue
Costa Mesa, CA 92627	Staten Island, New York. 10305

_________________________	________________________
Frank Ornelas (President)	James Yeung (Owner)

Attachment A
Casprey Capital Corp. (VTMB)
Loans as of (4/17/13)

Date	Amount
1) January 12, 2011	$10,000
2) March 1, 2011	$10,000

___________________	___________________
Frank Ornelas (Pres)	James Yeung (Pres)
Vitamin Blue, Inc.	Casprey Capital Corp